                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
----------------------

For more information, contact:

Will Anderson            Mike De Mello
KVO, Inc.                OXIS International, Inc.
503/ 221-2351            800/ 547-3686
will_anderson@kvo.com    mdemello@oxis.com

  OXIS INTERNATIONAL'S BOARD OF DIRECTORS APPROVES ONE FOR FIVE REVERSE STOCK
                  SPLIT PREVIOUSLY AUTHORIZED BY STOCKHOLDERS

PORTLAND, ORE. -- OCTOBER 19, 1998 -- OXIS International, Inc. (NASDAQ: OXIS; Nouveau Marche: OXIS) today announced that its board of directors has authorized the effectuation of the one for five reverse stock split approved by its stockholders at its annual meeting last July. The Company expects that its stock will commence trading on a post-split basis at the opening of the stock market on October 21, 1998.

"The board of directors expects that a decrease in the number of shares of common stock outstanding will increase the bid price of the stock and bring the Company into compliance with the listing requirements of the NASDAQ National Market System," stated Ray R. Rogers, OXIS International's chairman and CEO. "We believe that the continuation of our stock's NASDAQ National Market listing to be in the best interests of our stockholders. Furthermore, we expect that the post-split share price will allow us access to a larger audience of potential investors."

OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules, diagnostic products and supportive technologies to diagnose, treat and prevent diseases associated with damage from free radicals and reactive oxygen species. Through its catalog, the Company also offers assays, spin traps, antioxidants and fine chemicals to basic and clinical researchers working in the oxidative stress area.

                                    - more -

Certain of the statements contained in this press release are forward-looking statements, including statements concerning the future share price of the Company's stock. The events

OXIS INTERNATIONAL'S BOARD OF DIRECTORS APPROVES TOCK SPLIT
10/19/98
PAGE 2 OF 2


described herein may not occur in a timely manner, or at all. Accordingly, the Company's future activities may differ materially from those projected in the forward-looking statements.

OXIS International has headquarters in Portland, Ore., with research facilities outside Paris, France, and instrument manufacturing operations in Philadelphia, Pa. Visit OXIS International on the World Wide Web at http://www.oxis.com.

                                      ###